Exhibit 1.3

EMBOTELLADORA ANDINA S.A.

AND

THE BANK OF NEW YORK

As Depositary

AND

HOLDERS AND BENEFICIAL OWNERS OF AMERICAN DEPOSITARY

RECEIPTS

Amended and Restated Deposit Agreement

Dated as December 14, 2000

AMENDED AND RESTATED DEPOSIT AGREEMENT

AMENDED AND RESTATED DEPOSIT AGREEMENT, dated as of December 14, 2000, among EMBOTELLADORA ANDINA S.A., incorporated under the laws of Chile (herein called the Company), THE BANK OF NEW YORK, a New York banking corporation (herein called the Depositary), and all Holders and Beneficial Owners from time to time of American Depositary Receipts issued hereunder.

W I T N E S S E T H :

WHEREAS, the Company has selected the Depositary to serve as successor depositary pursuant to Section 5.04 of the Amended and Restated Deposit Agreement, dated as of March 27, 1997, (the “Original Deposit Agreement”), among Embotelladora Andina S.A., Citibank, N.A. and all Holders and Beneficial Owners from time to time of American Depositary Receipts issued thereunder;

WHEREAS, pursuant to Section 6.01 of the Original Deposit Agreement, the Company and the Depositary deem it advisable to amend and restate the Original Deposit Agreement and the form of American Depositary Receipt annexed thereto as Exhibit A;

WHEREAS, the Company desires to amend and restate the Original Deposit Agreement pursuant to said Section 6.01 and to provide, as hereinafter set forth in this Amended and Restated Deposit Agreement, for the deposit of Shares (as hereinafter defined) of the Company from time to time with the Depositary or with the Custodian (as hereinafter defined) as agent of the Depositary for the purposes set forth in this Amended and Restated Deposit Agreement, for the creation of American Depositary Shares representing the Shares so deposited and for the execution and delivery of American Depositary Receipts evidencing the American Depositary Shares; and

WHEREAS, the American Depositary Receipts are to be substantially in the form of Exhibit A annexed hereto, with appropriate insertions, modifications and omissions, as hereinafter provided in this Amended and Restated Deposit Agreement;

NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties hereto as follows:

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated, apply to the respective terms used in this Amended and Restated Deposit Agreement:

American Depositary Shares.

The term “American Depositary Shares” shall mean the securities representing the interests in the Deposited Securities and evidenced by the Receipts issued hereunder.  Each American Depositary Share shall represent six (6) Shares, until there shall occur a distribution upon Deposited Securities covered by Section 4.03 or a change in Deposited Securities covered by Section 4.08 with respect to which additional Receipts are not executed and delivered, and thereafter American Depositary Shares shall evidence the amount of Shares or Deposited Securities specified in such Sections.

Beneficial Owner.

The term “Beneficial Owner” shall mean each person owning from time to time any beneficial interest in the American Depositary Shares evidenced by any Receipt.

Business Day.

The term “Business Day” shall mean any day which is a “día habil” in Chile (as defined pursuant to Chilean law) and on which banks in New York, New York or Santiago Chile are not required or authorized by law or executive order to close.

Central Bank.

The term “Central Bank” means Banco Central de Chile and its successors.

Commission.

The term “Commission” shall mean the Securities and Exchange Commission of the United States or any successor governmental agency in the United States.

Company.

The term “Company” shall mean Embotelladora Andina S.A., incorporated under the laws of Chile, and its successors.

Custodian.

The term “Custodian” shall mean the [Santiago] office of Banco de Chile, as agent of the Depositary for the purposes of this Deposit Agreement, and any other firm or corporation which may hereafter be appointed by the Depositary pursuant to the terms of Section 5.05, as substitute or additional custodian or custodians hereunder, as the context shall require and shall also mean all of them collectively.

Delivery.

The terms “deliver”, “deposit”, “surrender”, “transfer” or “withdraw”, when used with respect to Shares or American Depositary Shares shall refer, where the context so requires, to an entry or entries or an electronic transfer or transfers in accounts maintained with an institution authorized under applicable laws to effect book-entry transfers of such securities (including in the case of Shares, the Bolsa de Comercio de Santiago, Bolsa de Valores (the “Santiago Stock Exchange”), the Bolsa Electrónica de Chile, Bolsa de Valores (the “Electronic Stock Exchange”) and the Bolsa de Corredores/Bolsa de Valores de Valparaiso (the “Valparaiso Stock Exchange”) (collectively, the “Chilean Exchanges”)) and not necessarily to the physical transfer of certificates representing the Shares or American Depositary Receipts.

Deposit Agreement.

The term “Deposit Agreement” shall mean this Amended and Restated Deposit Agreement, including the exhibit hereto, as the same may be amended from time to time in accordance with the provisions hereof.

Depositary; Corporate Trust Office.

The term “Depositary” shall mean The Bank of New York, a New York banking corporation, and any successor as depositary hereunder.  The term “Corporate Trust Office”, when used with respect to the Depositary, shall mean the office of the Depositary which at the date of this Agreement is 101 Barclay Street, New York, New York 10286.

Deposited Securities.

The term “Deposited Securities” as of any time shall mean Shares at such time deposited or deemed to be deposited (including as contemplated under Section 2.09) under this Deposit Agreement and any and all other securities, property and cash received or deemed to be received by the Depositary or the Custodian in respect or in lieu thereof and at such time held hereunder, subject as to cash to the provisions of Section 4.05.

Dollars; Pesos.

The term “Dollars” shall mean United States dollars.  The term “Pesos” shall mean the lawful currency of Chile.

Estatutos.

The term “Estatutos” shall mean estatutos sociales of the Company, as the same may be amended from time to time.

Foreign Exchange and Investment Contract.

The term “Foreign Exchange and Investment Contract” shall mean the “Chapter XXVI Agreement” to be entered into by the Central Bank, The Bank of New York and the Company pursuant to Article 47 of the constitutional Organic Law and the provisions of Chapter XXVI of the Compendium of Foreign Exchange Regulations of Chile.

Foreign Registrar.

The term “Foreign Registrar” shall mean the entity that presently carries out the duties of registrar for the Shares or any successor as registrar for the Shares and any other appointed agent of the Company for the transfer and registration of Shares.

Holder.

The term “Holder” shall mean the person in whose name a Receipt is registered on the books of the Depositary maintained for such purpose.

Receipts.

The term “Receipts” shall mean the American Depositary Receipts issued hereunder evidencing American Depositary Shares, as the same may be amended from time to time in accordance with the provisions hereof.

Registrar.

The term “Registrar” shall mean any bank or trust company having an office in the Borough of Manhattan, The City of New York, which shall be appointed to register Receipts and transfers of Receipts as herein provided.

Restricted Securities.

The term “Restricted Securities” shall mean Shares, or Receipts representing such Shares, which are acquired directly or indirectly from the Company or its affiliates (as defined in Rule 144 to the Securities Act of 1933), or which are held by an officer, director (or persons performing similar functions) or other affiliate of the Company, or which would require registration under the Securities Act in connection with the offer and sale thereof in the United States, or which are subject to other restrictions on sale or deposit under the laws of the United States or Chile, or under a shareholder agreement or the Estatutos.

Securities Act of 1933.

The term “Securities Act of 1933” shall mean the United States Securities Act of 1933, as from time to time amended.

Shares.

The term “Shares” shall mean the Series A shares of stock of the Company, without par value, heretofore validly issued and outstanding and fully paid, nonassessable and free of any pre-emptive rights of the holders of outstanding Shares or hereafter validly issued and outstanding and fully paid, nonassessable and free of any pre-emptive rights of the holders of outstanding Shares or interim certificates representing such Shares.

SVS.

The term “SVS” shall mean the Superintendencia de Valores y Seguros of Chile.

FORM OF RECEIPTS, DEPOSIT OF SHARES, EXECUTION AND DELIVERY, TRANSFER AND SURRENDER OF RECEIPTS

Form and Transferability of Receipts.

Definitive Receipts shall be substantially in the form set forth in Exhibit A annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided.  No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose, unless such Receipt shall have been executed by the Depositary by the manual signature of a duly authorized signatory of the Depositary; provided, however, that such signature may be a facsimile if a Registrar for the Receipts shall have been appointed and such Receipts are countersigned by the manual signature of a duly authorized officer of the Registrar.  The Depositary shall maintain books on which each Receipt so executed and delivered as hereinafter provided and the transfer of each such Receipt shall be registered.  Receipts may be issued in denominations of any whole number of American Depositary Shares.  Receipts bearing the manual or facsimile signature of a duly authorized signatory of the Depositary who was at any time a proper signatory of the Depositary shall bind the Depositary, notwithstanding that such signatory has ceased to hold such office prior to the execution and delivery of such Receipts by the Registrar or did not hold such office on the date of issuance of such Receipts.

The Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or modifications not inconsistent with the provisions of this Deposit Agreement or the Estatutos as may be reasonably required by the Depositary to comply with any applicable law or regulations thereunder or with the rules and regulations of any securities exchange upon which American Depositary Shares may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject by reason of the date of issuance of the underlying Deposited Securities or otherwise.

Title to a Receipt (and to the American Depositary Shares evidenced thereby), when properly endorsed or accompanied by proper instruments of transfer, shall be transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of New York; provided, however, that the Depositary and the Company, notwithstanding any notice to the contrary, may treat the Holder thereof as the absolute owner thereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in this Deposit Agreement and for all other purposes.

Deposit of Shares.

Subject to the terms and conditions of this Deposit Agreement, Shares or evidence of rights to receive Shares to the extent permitted by Section 2.09 may be deposited by delivery thereof (including by book-entry credit) to any Custodian hereunder, accompanied by any appropriate instrument or instruments of transfer, or endorsement, in form satisfactory to the Custodian, together with all such certifications as may be required by the Depositary, the Custodian or the Company in accordance with the provisions of this Deposit Agreement, and, if the Depositary requires, together with a written order directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order, a Receipt or Receipts for the number of American Depositary Shares representing such deposit. If required by the Depositary, Shares presented for deposit at any time, whether or not the transfer books of the Company or the Foreign Registrar, if applicable, are closed, shall also be accompanied (i) by an agreement or assignment, or other instrument satisfactory to the Depositary, which will provide for the prompt transfer to the Custodian of any dividend, or right to subscribe for additional Shares or to receive other property which any person in whose name the Shares are or have been recorded may thereafter receive upon or in respect of such deposited Shares, or in lieu thereof, such agreement of indemnity or other agreement as shall be satisfactory to the Depositary and (ii) if the Shares are registered in the name of the person on whose behalf they are presented for deposit, a proxy or proxies entitling the Custodian to vote such deposited Shares, insofar as permitted under Chilean law and the Estatutos, for any and all purposes until the Shares are registered in the name of Custodian or its nominees.

At the request and risk and expense of any person proposing to deposit Shares, and for the account of such person, the Depositary may receive certificates for Shares to be deposited, together with the other instruments herein specified, for the purpose of forwarding such Share certificates to the Custodian for deposit hereunder.

No Shares shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that the deposit has been authorized by the Central Bank (unless and until the Company provides the Depositary with evidence satisfactory to it that such authorization is not longer necessary) and that the conditions for such authorization, as set forth in the Foreign Exchange and Investment Contract, have been satisfied.

If required by applicable Chilean law, no Shares shall be accepted for deposit unless the Custodian has received from or on behalf of the depositor a certificate satisfactory to the Custodian to the effect that either:

(a)  each of the following conditions has been met:

(i)  the Shares were purchased with pesos received upon conversion by the investor of dollars in the formal exchange market;

(ii)  at the time of such currency conversion, the depositor indicated his intention to purchase Shares entitled to the benefits of the Foreign Exchange and Investment Contract;

(iii)  the depositor acquired such Shares on an authorized stock exchange in Chile;

(iv)  the Shares being deposited have been registered in the name of the Depositary;

(v)  the investor has waived the right of access to the formal exchange market relating to the Shares being deposited; or

(b)  such Shares are being redeposited by a former Holder who received them upon surrendering Receipts (in which case the certificate of the Custodian referred to in Section 2.05 of this Agreement shall serve as satisfactory evidence) and that the Holder waives the right to access to the formal exchange market relating to the Shares being redeposited.

Upon each delivery to a Custodian of a certificate or certificates for Shares to be deposited hereunder, together with the other documents above specified, such Custodian shall, as soon as transfer and recordation can be accomplished, present such certificate or certificates to the Company or the Foreign Registrar, if applicable, for transfer and recordation of the Shares being deposited in the name of the Depositary or its nominee or such Custodian or its nominee at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration.

Deposited Securities shall be held by the Depositary or by a Custodian for the account and to the order of the Depositary or at such other place or places as the Depositary shall determine.

Execution and Delivery of Receipts.

Upon receipt by any Custodian of any deposit pursuant to Section 2.02 hereunder (and in addition, if the transfer books of the Company or the Foreign Registrar, if applicable, are open, the Depositary may in its sole discretion require a proper acknowledgment or other evidence from the Company or the Foreign Registrar, as the case may be, that any Deposited Securities have been recorded upon the books of the Company or the Foreign Registrar, if applicable, in the name of the Depositary or its nominee or such Custodian or its nominee), together with the other documents required as above specified, such Custodian shall notify the Depositary of such deposit and the person or persons to whom or upon whose written order a Receipt or Receipts are deliverable in respect thereof and the number of American Depositary Shares to be evidenced thereby.  Such notification shall be made by letter or, at the request, risk and expense of the person making the deposit, by cable, telex or facsimile transmission.  Upon receiving such notice from such Custodian, or upon the receipt of Shares by the Depositary, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver at its Corporate Trust Office, to or upon the order of the person or persons entitled thereto, a Receipt or Receipts, registered in the name or names and evidencing any authorized number of American Depositary Shares requested by such person or persons, but only upon payment to the Depositary of the fees and expenses of the Depositary for the execution and delivery of such Receipt or Receipts as provided in Section 5.09, and of all taxes and governmental charges and fees, if any, payable in connection with such deposit and the transfer of the Deposited Securities.  The Depositary shall not execute and deliver Receipts except in accordance with this Section 2.03 or Sections 2.04, 2.07, 2.09, 4.03, 4.04 and 4.08.

Transfer of Receipts; Combination and Split-up of Receipts.

The Depositary, subject to the terms and conditions of this Deposit Agreement, shall register transfers of Receipts on its transfer books from time to time, upon any surrender of a Receipt, by the Holder in person or by a duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer, and duly stamped as may be required by the laws of the State of New York and of the United States of America.  Thereupon the Depositary shall execute a new Receipt or Receipts and deliver the same to or upon the order of the person entitled thereto.

The Depositary, subject to the terms and conditions of this Deposit Agreement, shall upon surrender of a Receipt or Receipts for the purpose of effecting a split-up or combination of such Receipt or Receipts, execute and deliver a new Receipt or

Receipts for any authorized number of American Depositary Shares requested, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered.

The Depositary may appoint, upon at least 20 days’ written notice to the Company, one or more co-transfer agents, reasonably acceptable to the Company, for the purpose of effecting transfers, combinations and split-ups of Receipts at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may, to the same extent as the Depositary, require evidence of authority and compliance with applicable laws and other requirements by Holders or persons entitled to Receipts and will be entitled to protection and indemnity to the same extent as the Depositary.

Surrender of Receipts and Withdrawal of Shares.

Upon surrender at the Corporate Trust Office of the Depositary of a Receipt for the purpose of withdrawal of the Deposited Securities represented by the American Depositary Shares evidenced by such Receipt, and upon payment of the fee of the Depositary for the surrender of Receipts as provided in Section 5.09 and payment of all taxes and governmental charges, if any, payable in connection with such surrender and withdrawal of the Deposited Securities and upon delivery of any certifications required by the laws of Chile, and subject to the terms and conditions of this Deposit Agreement, the Estatutos, the provisions of or governing the Deposited Securities and applicable law, the Holder of such Receipt shall be entitled to delivery, to him or upon his order, of the amount of Deposited Securities at the time represented by the American Depositary Shares evidenced by such Receipt.  Delivery of such Deposited Securities may be made by (a) (i) book-entry transfer of the Shares represented by such Receipt to an account in the name of such Holder or as ordered by him, or (ii) to the extent the Shares are evidenced in the future by certificates in accord with the Estatutos and Chilean law, the delivery of certificates in the name of such Holder or as ordered by him or certificates properly endorsed or accompanied by proper instruments of transfer to such Holder or as ordered by him and (b) delivery of any other securities, property and cash to which such Holder is then entitled in respect of such Receipts to such Holder or as ordered by him.  Such delivery shall be made, as hereinafter provided, without unreasonable delay.

A Receipt surrendered for such purposes may be required by the Depositary to be properly endorsed in blank or accompanied by proper instruments of transfer in blank, and if the Depositary so requires, the Holder thereof shall execute and deliver to the Depositary a written order directing the Depositary to cause the Deposited Securities being withdrawn to be delivered to or upon the written order of a person or persons designated in such order.  Thereupon the Depositary shall direct the Custodian to deliver at the Santiago office of such Custodian, subject to Sections 2.06, 3.01 and 3.02 and to the other terms and conditions of this Deposit Agreement and the Estatutos, to or upon the written order of the person or persons designated in the order delivered to the Depositary as above provided, the amount of Deposited Securities represented by the American Depositary Shares evidenced by such Receipt, except that the Depositary may make delivery to such person or persons at the Corporate Trust Office of the Depositary of any dividends or distributions with respect to the Deposited Securities represented by the American Depositary Shares evidenced by such Receipt, or of any proceeds of sale of any dividends, distributions or rights, which may at the time be held by the Depositary.  Simultaneously with the delivery of Deposited Securities to the Holder or its designee, the Custodian, pursuant to the Foreign Exchange and Investment Contract, will issue or cause to be issued to the Holder or such designee a certificate which states that the Deposited Securities have been transferred to the Holder or its designee by the Depositary and that the Depositary waives in favor of the Holder or its designee the right of access to the formal foreign exchange market relating to such withdrawn Deposited Securities.

At the request, risk and expense of any Holder so surrendering a Receipt, and for the account of such Holder, the Depositary shall direct the Custodian to forward any cash or other property (other than rights) comprising, and forward a certificate or certificates and other proper documents of title for, the Deposited Securities represented by the American Depositary Shares evidenced by such Receipt to the Depositary for delivery at the Corporate Trust Office of the Depositary.  Such direction shall be given by letter or, at the request, risk and expense of such Holder, by cable, telex or facsimile transmission.

Neither the Depositary nor the Custodian shall deliver Shares, by physical delivery, book-entry or otherwise (other than to the Company or its agent as contemplated by Section 4.08), or otherwise permit Shares to be withdrawn from the facility created hereby, except upon the receipt and cancellation of Receipts.

Limitations on Execution and Delivery, Transfer and Surrender of Receipts.

As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any Receipt, the delivery of any distribution thereon, or withdrawal of any Deposited Securities, the Company, the Depositary, Custodian or Registrar may require payment from the depositor of Shares or the presenter of the Receipt of a sum sufficient to reimburse it for any tax,or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax, charge or fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees of the Depositary as provided in Section 5.09, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any reasonable regulations the Depositary and the Company may establish consistent with the provisions of this Deposit Agreement, including, without limitation, this Section 2.06.

The delivery of Receipts against deposits of Shares generally or against deposits of particular Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts or the combination or split-up of Receipts generally may be suspended, during any period when the transfer books of the Depositary are closed, or if any such action is reasonably deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of this Deposit Agreement, or for any other reason, subject to the provisions of the following sentence.  Notwithstanding anything to the contrary in this Deposit Agreement or the Receipts, the surrender of outstanding Receipts and withdrawal of Deposited Securities may be suspended only for (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities, or (iv) any other reason that may at any time be specified in paragraph I(A)(1) of the General Instructions to Form F-6, as from time to time in effect, or any successor provision thereto.  Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under this Deposit Agreement any Shares which would be required to be registered under the provisions of the Securities Act of 1933 for the public offer and sale thereof in the United States unless a registration statement is in effect as to such Shares for such offer and sale.  The Depositary will comply with written instructions of the Company that the Depositary shall not accept for deposit hereunder any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company’s compliance with the securities laws in the United States.

Lost Receipts, etc.

In case any Receipt shall be mutilated, destroyed, lost or stolen, the Depositary shall execute and deliver a new Receipt of like tenor in exchange and substitution for such mutilated Receipt upon cancellation thereof, or in lieu of and in substitution for such destroyed, lost or stolen Receipt.  Before the Depositary shall execute and deliver a new Receipt in substitution for a destroyed, lost or stolen Receipt, the Holder thereof shall have (a) filed with the Depositary (i) a request for such execution and delivery before the Depositary has notice that the Receipt has been acquired by a bona fide purchaser and (ii) a sufficient indemnity bond and (b) satisfied any other reasonable requirements imposed by the Depositary.

Cancellation and Destruction of Surrendered Receipts.

All Receipts surrendered to the Depositary shall be cancelled by the Depositary.  The Depositary is authorized to destroy Receipts so cancelled, subject to Section 2.11.

Pre-Release of Receipts.

The Depositary may execute and deliver Receipts against delivery by the Company (or by any agent of the Company recording ownership of the Shares) of rights to receive Shares from the Company (or from any such agent).  No such issue of Receipts will be deemed a “Pre-Release” subject to the restrictions of the following paragraph.

Unless requested in writing by the Company to cease doing so, which request may be made by the Company at any time and with or without cause, notwithstanding Section 2.03 hereof, the Depositary may execute and deliver Receipts prior to the receipt of Shares pursuant to Section 2.02 (a “Pre-Release”).  The Depositary may, pursuant to Section 2.05, deliver Shares upon the receipt and cancellation of Receipts which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such Receipt has been Pre-Released.  The Depositary may receive Receipts in lieu of Shares in satisfaction of a Pre-Release.  Each Pre-Release will be (a) preceded or accompanied by a written representation and agreement from the person to whom Receipts are to be delivered (the “Pre-Releasee”), that the Pre-Releasee, or its customer, (i) owns the Shares or Receipts to be remitted, as the case may be, (ii) assigns all beneficial right, title and interest in such Shares or Receipts, as the case may be, to the Depositary in its capacity as such and for the benefit of the Holders, and (iii) will not take any action with respect to such Shares or Receipts, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the Depositary, disposing of such Shares or Receipts, as the case may be), other than in satisfaction of such Pre-Release, (b) at all times fully collateralized with cash, U.S. government securities, or such other collateral as the Depositary determines, in good faith, will provide substantially similar liquidity and security, (c) terminable by the Depositary on not more than five (5) business days notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate.  The number of Shares not deposited but represented by American Depositary Shares outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent (30%) of the Shares deposited hereunder; provided, however, that the Depositary reserves the right to disregard such limit from time to time as it deems reasonably appropriate, and may, with the prior written consent of the Company, change such limit for purposes of general application.  The Depositary will also set Dollar limits with respect to Pre-Release transactions to be entered into hereunder with any particular Pre-Releasee on a case-by-case basis as the Depositary deems appropriate.  For purposes of enabling the Depositary to fulfill its obligations to the Holders under this Agreement, the collateral referred to in clause (b) above shall be held by the Depositary as security for the performance of such Pre-Releasee’s obligations to the Depositary in connection with a Pre-Release transaction, including such Pre-Releasee’s obligation to deliver Shares or Receipts upon termination of a Pre-Release transaction (and shall not, for the avoidance of doubt, constitute Deposited Securities hereunder).

The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

Tax Treatment of Deposited Securities Withdrawn.

For purposes of a tax ruling dated January 29, 1990 issued by the Chilean Internal Revenue Service regarding certain tax matters relating to American Depositary Shares and American Depositary Receipts, the acquisition value of any Share or other Deposited Security upon its withdrawal by a Holder upon surrender of the corresponding Receipt shall be the highest reported sales price of such Share or other Deposited Security on the Santiago Stock Exchange on the day on which the transfer of such Share or other Deposited Security from the Depositary to such Holder is recorded on the books of the Company or its agent.  In the event that the Shares or other Deposited Securities are not then traded on the Santiago Stock Exchange, such value shall be the highest reported sales price on the principal stock exchange or other organized securities market in Chile on which such Shares or other Deposited Securities are then traded.  In the event that no such sales price is reported on the day on which such transfer is recorded on the books of the Company or its agent, such value shall be deemed to be the highest sale price reported on the last day on which such sales price was reported, provided that if such day is more than 30 days prior to the date of such transfer, such price shall be increased by the percentage increase over the corresponding period in the Chilean consumer price index as reported by the pertinent governmental authority of Chile.

Notwithstanding the foregoing, in the event such Shares or other Deposited Securities are transferred by a Holder on a Chilean Exchange, either on the same date on which the share transfer is registered in the Shareholders Register of the Company or within two Business Days prior to said date, the acquisition value of such shares shall be the price indicated in the invoice issued by the stockbroker who participated in the pertinent sales transaction.

Maintenance of Records.

The Depositary agrees to maintain or cause its agents to maintain records of all Receipts surrendered and Deposited Securities withdrawn under Section 2.05, substitute Receipts delivered under Section 2.07, and of canceled or destroyed Receipts under Section 2.08, in keeping with procedures customarily followed by stock transfer agents located in The City of New York or as required by the laws or regulations governing the Depositary.  Prior to destroying any such records, the Depositary will notify the Company and will turn such records over to the Company upon its request.

CERTAIN OBLIGATIONS OF HOLDERS AND BENEFICIAL OWNERS OF RECEIPTS

Filing Proofs, Certificates and Other Information.

Any person presenting Shares for deposit or any Holder or Beneficial Owner of a Receipt may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, legal or beneficial ownership of Receipts, Deposited Securities or other securities, compliance with all applicable laws or regulations or terms of this Agreement or the Receipts, payment of all Chilean taxes or other governmental charges, or such information relating to the registration on the books of the Company or the Foreign Registrar, if applicable, to execute such certificates and to make such representations and warranties, as the Depositary may reasonably deem necessary or proper or as the Company reasonably may require.  The Depositary may withhold the delivery or registration of transfer of any Receipt or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities underlying such Receipt until such proof or other information is filed or such certificates are executed or such representations and warranties made.  The Depositary shall from time to time advise the Company of the availability of any such proofs, certificates or other information and shall provide copies thereof to the Company as promptly as practicable upon request by the Company, unless such disclosure is prohibited by law.

Liability of Holder or Beneficial Owner for Taxes.

 If any tax or other governmental charge shall become payable by the Custodian or the Depositary with respect to any Receipt or any Deposited Securities represented by any Receipt, such tax or other governmental charge shall be payable by the Holder or Beneficial Owner of such Receipt to the Depositary.  The Depositary may refuse to effect any transfer of such Receipt or any combination or split-up thereof or any withdrawal of Deposited Securities represented by American Depositary Shares evidenced by such Receipt until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Holder or Beneficial Owner thereof any part or all of the Deposited Securities represented by the American Depositary Shares evidenced by such Receipt, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge (and any taxes or expenses arising out of such sale), and the Holder or Beneficial Owner of such Receipt shall remain liable for any deficiency.

Warranties on Deposit of Shares.

Every person depositing Shares under this Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor, if any, are validly issued, fully paid, nonassessable and free of any preemptive rights of the holders of outstanding Shares and that the person making such deposit is duly authorized so to do.  Every such person shall also be deemed to represent that such Shares are not, and the Receipts evidencing American Depositary Shares representing such Shares would not be, Restricted Securities.  Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

Compliance with Chilean Law.

It is hereby acknowledged that pursuant to a Circular Letter of the SVS dated June 28, 1990, as amended and restated on February 12, 1998 pursuant to Circular Letter of SVS 1,375, Holders are, as of the date hereof, deemed, for certain purposes of Chilean law, to be holders of Deposited Securities.  Accordingly, it is hereby acknowledged that Holders are, as a matter of Chilean law as in effect on the date hereof, obligated to comply with the requirements of Articles 12 and 54 and Title XV of Law 18,045 of Chile.  Article 12, as in effect at the date hereof, requires that, among other things, Holders report within five days after the consummation of a transaction resulting in (a) or (b) below to the SVS and the stock exchanges in Chile on which the Shares are listed:

(a)           any direct or indirect acquisition or sale of Receipts that results in the Holder acquiring or disposing of, directly or indirectly, the right to own 10% or more of the total share capital of the Company; and

(b)           any direct or indirect acquisition or sale of Receipts or Shares or options to buy or sell Receipts, in any amount, made by (i) a Holder that owns Receipts representing 10% or more of the Shares or (ii) a director, general manager or manager of the Company.

Article 54, as in effect at the date hereof, requires that, among other things, any Holder intending to acquire control, directly or indirectly (as defined in Title XV of Law 18,045) of the Company (a) publish a notice of such intention in a newspaper in Chile disclosing the price and terms of any such acquisition at least five days prior to the actual acquisition and (b) send a written notice of such intention to the SVS and the stock exchanges in Chile on which the Shares are listed prior to such publication.

It is hereby acknowledged that, under Chilean law as in effect on the date hereof, a Holder subject to the requirements of Articles 12 and 54 and Title XV of Law 18,045 of Chile who violates or fails to comply with the requirements described above and with any regulations of the SVS is subject to an administrative fine to be determined by the SVS and is obligated to indemnify any person against damages incurred as a result of such violation or noncompliance.

Disclosure of Interests.

To the extent that provisions of or governing any Deposited Securities (including the Estatutos or applicable law) may require the disclosure of beneficial or other ownership of Deposited Securities, other Shares and other securities to the Company and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, the Depositary shall use its best efforts that are reasonable under the circumstances to comply with Company instructions as to Receipts in respect of any such enforcement or limitation, and Holders and Beneficial Owners shall comply with all such disclosure requirements and ownership limitations and shall cooperate with the Depositary’s compliance with such Company instructions.

THE DEPOSITED SECURITIES

Cash Distributions.

Whenever the Depositary, or on its behalf, its agent, shall receive any cash dividend or other cash distribution on any Deposited Securities, the Depositary shall, or shall cause its agent to, as promptly as practicable, subject to the provisions of Section 4.05, convert such dividend or distribution into Dollars, transfer such Dollars to the United States and shall distribute the amount thus received (net of the fees and expenses of the Depositary as provided in Section 5.09) to the Holders entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively; provided, however, that in the event that the Company, the Depositary or the Custodian shall be required to withhold and does withhold from such cash dividend or such other cash distribution an amount on account of taxes, the amount distributed to the Holder of the Receipts evidencing American Depositary Shares representing such Deposited Securities shall be reduced accordingly.  The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Holder a fraction of one cent.  Any such fractional amounts shall be rounded to the nearest whole cent and so distributed to Holders entitled thereto.  The Company or its agent will remit to the appropriate governmental agency in Chile all amounts withheld and owing to such agency.  The Depositary will forward to the Company or its agent such information from its records as the Company may reasonably request to enable the Company or its agent to file necessary reports with governmental agencies, and the Depositary or the Company or its agent may file any such reports necessary to obtain benefits under the applicable tax treaties for the Holders of Receipts.

Distributions Other Than Cash, Shares or Rights.

Subject to the provisions of Sections 4.11 and 5.09, whenever the Depositary shall receive any distribution other than a distribution described in Section 4.01, 4.03 or 4.04, the Depositary shall, as promptly as practicable, cause the securities or property received by it to be distributed to the Holders entitled thereto, after deduction or upon payment of any fees and expenses of the Depositary or any taxes or other governmental charges, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Holders entitled thereto, or if for any other reason (including, but not limited to, any requirement that the Company, the Custodian or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act of 1933 in order to be distributed to Holders or Beneficial Owners) the Depositary deems such distribution not to be feasible, the Depositary may, after consultation with the Company, adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the Depositary as provided in Section 5.09) shall be distributed by the Depositary to the Holders entitled thereto, all in the manner and subject to the conditions described in Section 4.01; provided, further, that no distribution to Holders pursuant to this Section 4.02 shall be unreasonably delayed by any action of the Depositary or any of its agents.  To the extent such securities or property or the net proceeds thereof are not distributed to Holders or sold as provided in this Section 4.02, the same shall constitute Deposited Securities and each American Depositary Share shall thereafter also represent its proportionate interest in such securities, property or net proceeds.

Distributions in Shares.

If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may, and shall if the Company shall so requests, distribute, as promptly as practicable, to the Holders of outstanding Receipts entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively, additional Receipts evidencing an aggregate number of American Depositary Shares representing the amount of Shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of American Depositary Shares evidenced by Receipts, including the withholding of any tax or other governmental charge as provided in Section 4.11 and the payment of the fees and expenses of the Depositary as provided in Section 5.09.  The Depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from the Company that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of such Act.  In lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary shall sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions described in Section 4.01; provided, however, that no distribution to Holders pursuant to this Section 4.03 shall be unreasonably delayed by any action of the Depositary or any of its agents.  If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.

Rights.

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary, after consultation with the Company, shall have discretion as to the procedure to be followed in making such rights available to any Holders or in disposing of such rights on behalf of any Holders and making the net proceeds available to such Holders or, if by the terms of such rights offering or for any other reason, it would be unlawful for the Depositary either to make such rights available to any Holders or to dispose of such rights and make the net proceeds available to such Holders, then the Depositary shall allow the rights to lapse.  If at the time of the offering of any rights the Depositary determines that it is lawful and feasible to make such rights available to all or certain Holders but not to other Holders, the Depositary may (after consultation with the Company), and at the request of the Company shall, distribute to any Holder to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Holder, warrants or other instruments therefor in such form as it deems appropriate.

In circumstances in which rights would otherwise not be distributed, if a Holder requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Holder hereunder, the Depositary will promptly make such rights available to such Holder upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Holder has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law.

If the Depositary has distributed warrants or other instruments for rights to all or certain Holders, then upon instruction from such a Holder pursuant to such warrants or other instruments to the Depositary to exercise such rights, upon payment by such Holder to the Depositary for the account of such Holder of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees and expenses of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Holder, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Holder.  As agent for such Holder, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.02 of this Deposit Agreement, and shall, pursuant to Section 2.03 of this Deposit Agreement, execute and deliver Receipts to such Holder.  In the case of a distribution pursuant to the second paragraph of this section, such Receipts shall be legended in accordance with applicable U.S. laws, and shall be subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under such laws.

If the Depositary determines that it is not lawful and feasible to make such rights available to all or certain Holders, it will use its best efforts that are reasonable under the circumstances to sell the rights, warrants or other instruments in proportion to the number of American Depositary Shares held by the Holders to whom it has determined it may not lawfully and feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees and expenses of the Depositary as provided in Section 5.09 and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of this Deposit Agreement) for the account of such Holders otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Holders because of exchange restrictions or the date of delivery of any Receipt or otherwise.  Such proceeds shall be distributed as promptly as practicable in accordance with Section 4.01 hereof.

If a registration statement under the Securities Act of 1933 is required with respect to the securities to which any rights relate in order for the Company to offer such rights to Holders and sell the securities represented by such rights, the Depositary will not offer such rights to Holders unless and until such a registration statement is in effect, or unless the offering and sale of such securities and such rights to such Holders are exempt from or not subject to, registration under the provisions of the Securities Act of 1933; provided, however, that nothing in this Deposit Agreement shall create, or shall be construed as creating, any obligation on the part of the Company to file a registration statement under the Securities Act of 1933 with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective.  If a Holder of Receipts requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under such Act, the Depositary shall not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Company upon which the Depositary may rely that such distribution to such Holder is exempt from such registration.

The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Holders in general or any Holder in particular.

Conversion of Foreign Currency.

Whenever the Depositary or the Custodian shall receive foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can, pursuant to applicable law, be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall, subject to the Foreign Exchange and Investment Contract and applicable laws and regulations, convert or cause to be converted, by sale or in any other manner that it may determine, such foreign currency into Dollars, and such Dollars shall be distributed, as promptly as practicable, to the Holders entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such warrants and/or instruments upon surrender thereof for cancellation.  Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Holders on account of exchange restrictions, the date of delivery of any Receipt or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary or the Custodian as provided in Section 5.09.

The Depositary shall exercise its rights under the Foreign Exchange and Investment Contract as and to the extent appropriate in order to effect such conversions and distributions, and is authorized to give such certifications, and enter into such agreements and arrangements, as may be necessary or convenient thereunder or in connection therewith, provided, however, that the Depositary shall not be obligated to incur any material expense in connection therewith or to take any action that would subject it to any expense, liability or civil or criminal penalty or sanction or civil or criminal proceedings, unless satisfactory indemnity is furnished with respect thereto.

If such conversion with regard to a particular Holder or distribution can be effected only with the approval or license of any government or agency thereof other than the Foreign Exchange and Investment Contract and the approvals contemplated thereby, the Depositary shall, as promptly as practicable, file such application for approval or license, if any, as is reasonably necessary to effect such conversion or distribution; provided, however, that the Depositary shall be entitled to rely upon Chilean local counsel in such matter, which counsel shall be instructed to act as promptly as possible.

If at any time the Depositary shall determine that in its reasonable judgment any foreign currency received by the Depositary or the Custodian is not convertible on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the reasonable judgment of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Holders entitled to receive the same.

If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Holders entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the Holders entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Holders entitled thereto.

Fixing of Record Date.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary shall find it necessary or convenient, the Depositary shall fix a record date, which date shall (x) be the same date as the record date determined by the Company in accordance with Chilean law, if any, to the extent practicable, or (y) if different from the record date determined by the Company, be as near as practicable to the record date determined by the Company or, if more than five (5) Business Days after such record date, be fixed after consultation with the Company (a) for the determination of the Holders who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof, (ii) entitled to give instructions for the exercise of voting rights at any such meeting or (iii) responsible for any fee assessed by the Depositary pursuant to this Deposit Agreement, or (b) on or after which each American Depositary Share will represent the changed number of Shares, or (c) for any other reason.  Subject to the provisions of Sections 4.01 through 4.05 and to the other terms and conditions of this Deposit Agreement, the Holders on such record date shall be entitled, as the case may be, to receive the amount distributable by the Depositary with respect to such dividend or other distribution or such rights or the net proceeds of sale thereof in proportion to the number of American Depositary Shares held by each of them respectively and to give voting instructions and to act in respect of any other such matter.

Voting of Deposited Securities.

Upon receipt of notice of any meeting or solicitation of proxies of holders of Shares or other Deposited Securities, the Depositary shall, as soon as practicable thereafter, mail to the Holders a notice, the form of which notice shall be in the discretion of the Depositary and shall comply with any applicable provisions of Chilean law of which the Company has notified the Depositary that govern the form of such notice, which shall contain (a) such information as is contained in such notice of meeting received by the Depositary from the Company, together with a summary in English of such information provided by the Company, (b) a statement that the Holders as of the close of business on a specified record date will be entitled, subject to any applicable provision of Chilean law and of the Estatutos and the provisions of the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by their respective American Depositary Shares, (c) a statement as to the manner in which such instructions may be given, including an express indication that such instructions will be deemed given in accordance with the next paragraph if no instruction is received, to the Depositary to give a discretionary proxy to the Chairman of the Board of Directors of the Company (or to a person designated by the Chairman).  Upon the written request of a Holder on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor, in so far as practicable, to vote or cause to be voted the amount of Shares or other Deposited Securities represented by the American Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request.  The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities, other than in accordance with such instructions or deemed instruction.

If no instructions are received by the Depositary from any Holder with respect to any of the Deposited Securities represented by the American Depositary Shares evidenced by such Holder’s Receipts on or before the date established by the Depositary for such purpose, the Depositary shall deem such Holder to have instructed the Depositary to give a discretionary proxy to the Chairman of the Board of Directors of the Company (or to a person designated by the Chairman) with respect to such Deposited Securities and the Depositary shall give such a discretionary proxy to vote such Deposited Securities; provided, that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Company informs the Depositary (and the Company agrees to provide such information as promptly as practicable in writing) that the Chairman of the Board of Directors of the Company (or his/her designee) does not wish such proxy given; and provided, further, however, that the Shares or other Deposited Securities shall in such event be counted for the purpose of satisfying applicable quorum requirements unless the Chairman of the Board of Directors of the Company (or his/her designee) determines otherwise.

Changes Affecting Deposited Securities.

In circumstances where the provisions of Section 4.03 do not apply, upon any change in nominal value, change in par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited Securities, shall be treated as new Deposited Securities under this Deposit Agreement, and American Depositary Shares shall thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence.  In any such case the Depositary may, and shall if the Company shall so request, execute and deliver additional Receipts as in the case of a dividend in Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.  If requested in writing by the Company, upon occurrence of any such change, conversion or exchange covered by this Section 4.08 in respect of Deposited Securities, the Depositary shall give notice thereof in writing to all Holders, at the Company’s expense (unless otherwise agreed in writing by the Company and the Depositary).

Reports.

The Depositary shall make available for inspection by Holders at its Corporate Trust Office any reports, notices and communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary, the Custodian or a nominee of either as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company.  The Depositary shall also send to the Holders copies of such reports, notices and communications when such copies are furnished by the Company for such purpose, pursuant to Section 5.06.  Any such reports, notices and communications, including any such proxy soliciting material, furnished to the Depositary by the Company shall be furnished in English, to the extent such materials are required to be translated into English pursuant to any regulations of the Commission applicable to the Company.  On or prior to the date hereof, the Company shall deliver to the Depositary and the Custodian a copy in English of the Estatutos, and promptly upon any amendment thereto or change therein, the Company shall deliver to the Depositary and the Custodian a copy in English of such amendments or changes.  The Depositary may rely upon such copy for all purposes of this Agreement.  The Depositary will, at the expense of the Company (unless otherwise agreed in writing by the Company and the Depositary), either before or after the date of this Agreement, make such copy and such notices, reports and other communications available for inspection by Holders at the Depositary’s office, at the office of the Custodian and at any other designated transfer offices.

Lists of Holders.

Promptly upon request by the Company, the Depositary shall, at the expense of the Company (unless otherwise agreed in writing by the Company and the Depositary), furnish to it a list, as of a recent date, of the names, addresses and holdings of American Depositary Shares by all persons in whose names Receipts are registered on the books of the Depositary.

Withholding.

In connection with any distribution to Holders, the Company or its agent will remit to the appropriate governmental authority or agency in Chile all amounts (if any) required to be withheld by the Company and owing to such authority or agency by the Company; and the Depositary and the Custodian, respectively, will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian, respectively.  The Depositary shall forward to the Company or its agent in a timely manner such information from its records as the Company may reasonably request to enable the Company or its agent to file necessary reports with governmental authorities or agencies.  In the event that the Depositary determines that any distribution in property other than cash (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes or charges and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Holders entitled thereto in proportion to the number of American Depositary Shares held by them respectively, all in accordance with applicable provisions of this Deposit Agreement.

The Depositary shall use reasonable efforts to make and maintain arrangements enabling Holders to receive any tax credits or other benefits (pursuant to treaty or otherwise) relating to dividend payments in respect of the American Depositary Shares, and the Company shall, to the extent reasonably practicable, provide the Depositary with such tax receipts or other similar documents as the Depositary may reasonably request to maintain such arrangements.

THE DEPOSITARY, THE CUSTODIANS AND THE COMPANY

Maintenance of Office and Transfer Books by the Depositary.

Until termination of this Deposit Agreement in accordance with its terms, the Depositary shall maintain in the Borough of Manhattan, The City of New York, facilities for the execution and delivery, registration, registration of transfers, combinations and split-ups and surrender of Receipts, all in accordance with the provisions of this Deposit Agreement.

The Depositary shall keep books, at its Corporate Trust Office, for the registration of Receipts and transfers of Receipts which at all reasonable times shall be open for inspection by the Holders, provided that such inspection shall not be for the purpose of communicating with Holders in the interest of a business or object other than the business of the Company or a matter related to this Deposit Agreement, the Deposited Securities, the Estatutos or the Receipts.

The Depositary may close the transfer books, (a) after consultation with the Company to the extent practicable (if other than in the ordinary course of business) at any time or from time to time, when deemed reasonably expedient by it in connection with the performance of its duties hereunder, or (b) at the request of the Company.

If any Receipts or the American Depositary Shares evidenced thereby are listed on one or more stock exchanges in the United States, the Depositary shall act as Registrar or appoint a Registrar or one or more co-registrars for registry of such Receipts in accordance with any requirements of such exchange or exchanges.

The Company shall have the right, upon reasonable request, to inspect the transfer and registration records of the Depositary relating to the Receipts, to take copies thereof and to require the Depositary and any co-registrars to supply, at the Company’s expense, such copies of such portions of such records as the Company may request.

Prevention or Delay in Performance by the Depositary or the Company.

Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates shall incur any liability to any Holder or Beneficial Owner, if by reason of any provision of any present or future law or regulation of the United States, Chile or any other country, or of any governmental or regulatory authority or stock exchange (including any action by the Central Bank under the Foreign Exchange and Investment Contract), or by reason of any provision, present or future, of the Estatutos or the Deposited Securities, or by reason of any provision of any securities issued or distributed by the Company, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control, the Depositary or the Company shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of this Deposit Agreement, the Foreign Exchange and Investment Contract, the Estatutos or Deposited Securities it is provided shall be done or performed; nor shall the Depositary or the Company or any of their respective directors, employees, agents or affiliates incur any liability to any Holder or Beneficial Owner by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of this Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement.  Where, by the terms of a distribution pursuant to Section 4.01, 4.02, or 4.03 of this Deposit Agreement, or an offering or distribution pursuant to Section 4.04 of this Deposit Agreement, or for any other reason, the Depositary is prevented or prohibited from making such distribution or offering available to Holders, and the Depositary is prevented or prohibited from disposing of such distribution or offering on behalf of such Holders and making the net proceeds available to such Holders, then the Depositary, after consultation with the Company, shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse.

Obligations of the Depositary, the Custodian and the Company.

The Company assumes no obligation nor shall it be subject to any liability under this Deposit Agreement to Holders or Beneficial Owners, except that it agrees to perform its obligations specifically set forth in this Deposit Agreement without negligence or bad faith.

The Depositary assumes no obligation nor shall it be subject to any liability under this Deposit Agreement to any Holder or Beneficial Owner (including, without limitation, liability with respect to the validity or worth of the Deposited Securities), except that it agrees to perform its obligations specifically set forth in this Deposit Agreement without negligence or bad faith.

Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability shall be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary.

Neither the Depositary nor the Company shall be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder or any other person believed by it in good faith to be competent to give such advice or information.

The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.

The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action is without negligence or bad faith.

No disclaimer of liability under the Securities Act of 1933 is intended by any provision of this Deposit Agreement.

SECTION 5.4.     Resignation and Removal of the Depositary.

The Depositary may at any time resign as Depositary hereunder by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

The Depositary may at any time be removed by 30 days notice by the Company by written notice of such removal to become effective upon the later of (i) the 30th day after delivery of the notice to the Depositary or (ii) the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, The City of New York.  Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder and a new Chapter XXVI Agreement among the Central Bank, the Company and such successor depositary, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor; but such predecessor, nevertheless, upon payment of all sums due it and on the written request of the Company shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Deposited Securities to such successor, and shall deliver to such successor a list of the Holders of all outstanding Receipts together with copies of such other records maintain by the Depositary in relation to the Receipts as the Company may reasonably request.  Any such successor depositary shall promptly mail notice of its appointment to the Holders.

Any corporation into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document or any further act.

The Custodian.

The Custodian shall be subject at all times and in all respects to the directions of the Depositary and shall be responsible solely to it and the Depositary shall be responsible for the compliance by the Custodian with the applicable provisions of this Deposit Agreement.  Any Custodian may resign from its duties hereunder by notice of such resignation delivered to the Depositary at least 30 days prior to the date on which such resignation is to become effective.  If, upon the effectiveness of such resignation there would be no Custodian acting hereunder, the Depositary shall, promptly after receiving such notice, appoint a substitute custodian or custodians approved by the Company (such approval not to be unreasonably withheld or delayed), each of which shall thereafter be a Custodian hereunder.  The Depositary may discharge any Custodian at any time upon notice to the Custodian being discharged with the approval of the Company (such approval not to be unreasonably withheld).  Whenever the Depositary in its discretion determines that it is in the best interest of the Holders to do so, it may, after consultation with the Company to the extent practicable, appoint a substitute or additional custodian or custodians, each of which shall thereafter be one of the Custodians hereunder.  The Depositary shall, to the extent practicable, notify the Company of the appointment of a substitute or additional Custodian at least 30 days prior to the date on which such appointment is to become effective.  Upon demand of the Depositary any Custodian shall deliver such of the Deposited Securities held by it as are requested of it to any other Custodian or such substitute or additional custodian or custodians.  Each such substitute or additional custodian shall deliver to the Depositary, forthwith upon its appointment, an acceptance of such appointment satisfactory in form and substance to the Depositary.  Promptly after any such change, the Depositary shall give notice thereof in writing to all Holders.

Upon the appointment of any successor depositary hereunder, each Custodian then acting hereunder shall forthwith become, without any further act or writing, the agent hereunder of such successor depositary and the appointment of such successor depositary shall in no way impair the authority of each Custodian hereunder; but the successor depositary so appointed shall, nevertheless, on the written request of any Custodian, execute and deliver to such Custodian all such instruments as may be proper to give to such Custodian full and complete power and authority as agent hereunder of such successor depositary.

Notices and Reports.

On or before the first date on which the Company gives notice, by publication or otherwise, of any meeting of holders of Shares or other Deposited Securities, or of any adjourned meeting of such holders, or of the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of Deposited Securities, the Company agrees to transmit to the Depositary and the Custodian a copy of the notice thereof in the form given or to be given to holders of Shares or other Deposited Securities.

The Company will arrange for the translation into English, if not already in English, to the extent required pursuant to any regulations of the Commission applicable to the Company, and the prompt transmittal by the Company to the Depositary and the Custodian of such notices and any other reports and communications which are made generally available by the Company to holders of its Shares.  The Depositary will promptly make such notices, reports and other communications available to all Holders on a basis similar to that for holders of Shares or other Deposited Securities, or on such other basis as the Company may advise the Depositary is required by any applicable law, regulation or stock exchange or automated inter-dealer quotation system requirement or, at the written request and expense of the Company, promptly arrange for the mailing of copies thereof (or if requested by the Company, a summary of any such notice provided by the Company) to all Holders.  The Company will timely provide the Depositary with the quantity of such notices, reports, and communications, as requested by the Depositary from time to time, in order for the Depositary to effect any such mailings.

Distribution of Additional Shares, Rights, etc.

The Company agrees that in the event of any issuance or distribution of (1) additional Shares, (2) rights to subscribe for Shares, (3) securities convertible into or exchangeable for Shares, or (4) rights to subscribe for such securities, the Company will take all steps reasonably necessary to ensure that no violation by the Company or the Depositary of the Securities Act of 1933 will result from such issuance or distribution.

The Company agrees with the Depositary that neither the Company nor any company controlled by the Company will at any time deposit any Shares, either originally issued or previously issued and reacquired by the Company or any such affiliate, unless a Registration Statement is in effect as to such Shares under the Securities Act of 1933 or the Company furnishes to the Depositary a written opinion from U.S. counsel for the Company, which counsel shall be reasonably satisfactory to the Depositary, stating that such depositor may publicly offer and sell such Shares in the United States without registration under that Act.

Indemnification.

The Company agrees to indemnify the Depositary, its directors, employees, agents and affiliates and any Custodian against, and hold each of them harmless from, any liability or expense (including, but not limited to, the reasonable fees and expenses of counsel) which may arise out of acts performed or omitted, pursuant to the provisions of this Deposit Agreement and of the Receipts, as the same may be amended, modified or supplemented from time to time, (i) by either the Depositary or a Custodian or their respective directors, employees, agents and affiliates, except for any liability or expense arising out of the negligence or bad faith of any such person and except to the extent that such liability or expense arises out of information relating to the Depositary or the Custodian, as applicable, furnished in writing to the Company by the Depositary or the Custodian, and not materially altered or changed by the Company, as applicable, expressly for use in any registration statement, proxy statement, prospectus (or placement memorandum) or preliminary prospectus (or preliminary placement memorandum) relating to the offer or sale of American Depositary Shares, or omissions from such information, or (ii) by the Company or any of its directors, employees, agents and affiliates.

The indemnities contained in the preceding paragraph shall not extend to any liability or expense which arises solely and exclusively out of a Pre-Release (as defined in Section 2.09) of a Receipt or Receipts and which would not otherwise have arisen had such Receipt or Receipts not been the subject of a Pre-Release; provided, however, that the indemnities provided in the preceding paragraph shall apply to any such liability or expense (i) to the extent that such liability or expense would have arisen had a Receipt or Receipts not been the subject of a Pre-Release, or (ii) which may arise out of any misstatement or alleged misstatement or omission or alleged omission in any registration statement, proxy statement, prospectus (or placement memorandum), or preliminary prospectus (a preliminary placement memorandum) relating to the offer or sale of American Depositary Shares, except to the extent any such liability arises out of (a) information relating to the Depositary or any Custodian, as applicable, furnished in writing to the Company by the Depositary or any Custodian, and not materially altered or changed by the Company, as applicable, expressly for use in any of the foregoing documents, or (b) if such information is provided, the failure to state a material fact necessary to make the information provided not misleading.

The Depositary agrees to indemnify the Company, its directors, employees, agents and affiliates and hold them harmless from any liability or expense (including, but not limited to, the reasonable fees and expenses of counsel) which may arise out of acts performed or omitted by the Depositary or its Custodian or their respective directors, employees, agents and affiliates due to their negligence or bad faith.

Any Person seeking indemnification hereunder (an “Indemnified Person”) shall notify the person from whom it is seeking indemnification (the “Indemnifying Person”) of the commencement of any indemnifiable action or claim promptly after such Indemnified Person becomes aware of such commencement and shall consult in good faith with the Indemnifying Person as to the conduct of the defense of such action or claim, which defense shall be reasonable under the circumstances.  No Indemnified Person shall compromise or settle any such action or claim without the consent in writing of the Indemnifying Person, which consent shall not be unreasonably withheld.

Charges of Depositary.

The Company agrees to pay the fees and reasonable out-of-pocket expenses of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Company from time to time.  The Depositary shall present detailed statements for such expenses to the Company at least once every three months.  The charges and expenses of the Custodian are for the sole account of the Depositary.

The following charges to the extent permitted by applicable law shall be incurred by any party depositing or withdrawing Shares or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.03) or any Holder, whichever applicable (and not by the Company):  (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share register of the Company or Foreign Registrar and applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals hereunder, (3) such cable, telex and facsimile transmission expenses as are expressly provided in this Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.05, (5) a fee of $5.00 or less per 100 American Depositary Shares (or portion thereof) for the execution and delivery of Receipts pursuant to Section 2.03, 4.03 or 4.04 and the surrender of Receipts pursuant to Section 2.05 or 6.02, (6) a fee of $.02 or less per American Depositary Share (or portion thereof) for any cash distribution made pursuant to this Deposit Agreement, including, but not limited to Sections 4.01 through 4.04 hereof (to the extent permitted by the rules of any securities exchange, including the New York Stock Exchange, on which the American Depositary Shares are then listed for trading), (7) a fee for the distribution of securities pursuant to Section 4.02, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause 7 treating all such securities as if they were Shares) but which securities are instead distributed by the Depositary to Holders, (8) a fee not in excess of $1.50 per certificate for a Receipt or Receipts for transfers made pursuant to the terms of this Deposit Agreement and (9) any other charges payable by the Depositary, any of the Depositary’s agents, including the Custodian, or the agents of the Depositary’s agents in connection with the servicing of Shares or other Deposited Securities (which charge shall be assessed against Holders as of the date or dates set by the Depositary in accordance with the Deposit Agreement and shall be collected at the sole discretion of the Depositary by billing such Holders for such charge or by deducting such charge from one or more cash dividends or other cash distributions).

Retention of Depositary Documents.

The Depositary is authorized to destroy those documents, records, bills and other data compiled during the term of this Deposit Agreement at the times permitted by the laws or regulations governing the Depositary unless the Company requests that such papers be retained for a longer period.

Exclusivity.

Without prejudice to the Company’s rights under Section 5.04 of this Deposit Agreement, the Company agrees not to appoint any other depositary for issuance of American Depositary Receipts evidencing American Depositary Shares so long as The Bank of New York is acting as Depositary hereunder.

AMENDMENT AND TERMINATION

Amendment.

The form of the Receipts and any provisions of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of Holders or Beneficial Owners of Receipts in any respect which they may deem necessary or desirable.  Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Holders, shall, however, not become effective as to outstanding Receipts until the expiration of thirty (30) days after notice of such amendment shall have been given to the Holders of outstanding Receipts.  Every Holder and Beneficial Owner, at the time any amendment so becomes effective shall be deemed, by continuing to hold such Receipt or interest therein, to consent and agree to such amendment and to be bound by this Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Holder of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

Termination.

The Depositary shall, at any time, at the direction of the Company, terminate this Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination.  The Depositary may likewise terminate this Deposit Agreement by mailing notice of such termination to the Company and the Holders of all Receipts then outstanding, such termination to be effective on a date specified in such notice not less than 90 days after the date thereof if at any time 90 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.04.  On and after the date of termination, the Holder of a Receipt will, upon (a) surrender of such Receipt at the Corporate Trust Office of the Depositary, (b) payment of the fee of the Depositary for the surrender of Receipts referred to in Section 2.05, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by the American Depositary Shares evidenced by such Receipt.  If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under this Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights and other property as provided in this Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder of such Receipt in accordance with the terms and conditions of this Deposit Agreement, and any applicable taxes or governmental charges).  At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the Holders of Receipts which have not theretofore been surrendered, such Holders thereupon becoming general creditors of the Depositary with respect to such net proceeds and such other cash.  After making such sale, the Depositary shall be discharged from all obligations under this Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder of such Receipt in accordance with the terms and conditions of this Deposit Agreement, and any applicable taxes or governmental charges) and except as provided in Section 5.08.  Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary under Sections 5.08 and 5.09 hereof.

MISCELLANEOUS

Counterparts.

This Deposit Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.  Copies of this Deposit Agreement shall be filed with the Depositary and the Custodian and shall be open to inspection by any Holder or Beneficial Owner during business hours.

No Third Party Beneficiaries.

This Deposit Agreement is for the exclusive benefit of the parties hereto and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

Severability.

In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

Holders and Beneficial Owners as Parties;  Binding Effect.

The Holders and Beneficial Owners shall be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance thereof or any interest therein.

Notices.

Any and all notices to be given to the Company shall be deemed to have been duly given if personally delivered or sent by mail or cable, telex or facsimile transmission confirmed by letter, addressed to Embotelladora Andina S.A., Av. Andres Bello 2687, 20th Floor, Santiago, Chile, or any other place to which the Company may have transferred its principal office after notice to the Depositary.

Any and all notices to be given to the Depositary shall be deemed to have been duly given if in English and personally delivered or sent by mail or cable, telex or facsimile transmission confirmed by letter, addressed to The Bank of New York, 101 Barclay Street, New York, New York 10286, Attention:  American Depositary Receipt Administration, or any other place to which the Depositary may have transferred its Corporate Trust Office after notice to the Company.

Any and all notices to be given to any Holder shall be deemed to have been duly given if personally delivered or sent by mail or cable, telex or facsimile transmission confirmed by letter, addressed to such Holder at the address of such Holder as it appears on the transfer books for Receipts of the Depositary, or, if such Holder shall have filed with the Depositary a written request that notices intended for such Holder be mailed to some other address, at the address designated in such request.

Delivery of a notice sent by mail or cable, telex or facsimile transmission shall be deemed to be effective at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a cable, telex or facsimile transmission) is deposited, postage prepaid, in a post-office letter box; provided, however, that delivery of a notice to the Company or the Depositary shall be deemed to be effective when actually received by the Company or the Depositary, as the case may be.  The Depositary or the Company may, however, act upon any cable, telex or facsimile transmission received by it, notwithstanding that such cable, telex or facsimile transmission shall not subsequently be confirmed by letter as aforesaid.

Submission to Jurisdiction; Appointment of Agent for Service of Process.

The Company hereby (i) irrevocably designates and appoints CT Corporation Systems, 1633 Broadway, New York, New York, 10038, as the Company’s authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Shares or Deposited Securities, the American Depositary Shares, the Receipts or this Agreement which may be instituted in any United States federal or New York State court sitting in the Borough of Manhattan, the City of New York, (ii) consents and submits to the non-exclusive jurisdiction of any such court in the Borough of Manhattan, City of New York with respect to any such suit or proceeding, and (iii) agrees that service of process upon said authorized agent shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding.  The Company agrees to deliver, upon the execution and delivery of this Deposit Agreement, a written acceptance by such agent of its appointment as such agent.  The Company further agrees to take any and all action, including the filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment in full force and effect for so long as any American Depositary Shares or Receipts remain outstanding or this Agreement remains in force.  If said authorized agent shall cease to act as the Company’s agent for service of process, the Company shall appoint without delay another such agent and promptly notify the Depositary of such appointment.  In the event the Company fails to continue such designation and appointment in full force and effect, the Company hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder, and service so made shall be deemed completed ten (10) days after the same shall have been so mailed.

Waiver of Immunities.

To the extent that the Company or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with the Shares or Deposited Securities, the American Depositary Shares, the Receipts or this Agreement, the Company, to the fullest extent permitted by law, hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.

Governing Law.

This Deposit Agreement and the Receipts shall be interpreted and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by the laws of the State of New York.

Headings.

Headings contained herein are included for convenience only and are not to be used in construing or interpreting any provision hereof.

IN WITNESS WHEREOF, EMBOTELLADORA ANDINA S.A. and THE BANK OF NEW YORK have duly executed this Deposit Agreement as of the day and year first set forth above and all Holders and Beneficial Owners shall become parties hereto upon acceptance by them of Receipts issued in accordance with the terms hereof.

EMBOTELLADORA ANDINA S.A.

By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NEW YORK,
as Depositary

By:
Name:
Title: